Exhibit 99.1

Longwei Petroleum Approved for NYSE Amex Listing

Stock Will Trade Under Symbol “LPH”

TAIYUAN CITY, China, July 21, 2010 /PRNewswire-Asia/ -- Longwei Petroleum Investment Holding Ltd. (OTC Bulletin Board: LPIH) ("Longwei" or “the Company”), a leading oil and fuel wholesaler and distributor operating in Shanxi Province, China, announced today that the Company has received approval to list its common stock on NYSE AMEX. The Company will begin trading on the Amex on July 22, 2010 under the ticker symbol “LPH.”

"We are excited to move to NYSE Amex and believe that this transition will bring greater value to our shareholders through increased investor visibility,” Mr. Cai Yongjun, Chairman and CEO of Longwei, commented. “I can think of no better way to finish a strong fiscal year and jumpstart a new one than with this pivotal move to a senior exchange. We welcome the increased responsibility and accountability that the new listing will entail, and we see it as a validation of the trust and credibility that we have worked so hard to build with our investors. As a leading petroleum distributor in China, Longwei is strongly positioned to continue expanding its reach in the coming year. The transition to NYSE Amex enables us to increase awareness in the investment community and attract a larger, more diverse shareholder base. We would like to thank our shareholders, employees, and other stakeholders for their ongoing support as we move forward into what will undoubtedly be a record year for Longwei Petroleum.”

For more information about Longwei or to receive a complimentary Longwei profile and investor kit, please contact RedChip Companies, Inc. at 1-800-RED-CHIP (733-2447) or email a RedChip specialist at info@redchip.com.

About Longwei Petroleum Investment Holding Limited

Longwei Petroleum Investment Holding, Limited (the “Company”) is an energy company that, through its subsidiaries, engages in oil and gas operations in the People’s Republic of China (“PRC”). Oil and gas operations consist of transporting, marketing and selling finished petroleum products. The Company’s headquarters and primary facilities are located in Taiyuan City, Shanxi Province (“Shanxi”). The Company’s second facility is located in Gujiao, Shanxi. The Company purchases diesel, gasoline, fuel oil and kerosene (the “Products”) from various petroleum refineries in the PRC. The Company is 1 of 3 licensed intermediaries in Taiyuan City and the sole licensed intermediary in Gujiao that operates its own large scale storage tanks. The Company has the necessary licenses to operate and sell Products not only in Shanxi but throughout the entire PRC. The Company’s storage tanks have the largest storage capacity of any non-government operated entity in Shanxi. The Company seeks to earn profits by selling its Products at competitive prices to large-scale gas stations, coal plants, other power-supply customers and small, independent gas stations. The Company also earns revenue by acting as a purchasing agent for other intermediaries in Shanxi and through the sale of diesel and gasoline at gas stations located at each of the Company’s facilities. The sales price and the cost basis of the Company’s products are largely dependent on regulations and price control measures instituted and controlled by the PRC government as well as the price of crude oil. The price of crude oil is subject to fluctuation due to a variety of factors, all of which are beyond the Company’s control.

For further information on Longwei Petroleum Investment Holding Limited, please visit http://www.longweipetroleum.com. You may register to receive Longwei Petroleum Investment Holding Limited's future press releases or request to be added to the Company's distribution list by contacting Dave Gentry at info@redchip.com.

Forward-Looking Statements
Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about Longwei’s industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Longwei’s operations are conducted in the PRC and, accordingly, are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion, remittances abroad, and rates and methods of taxation. Other potential risks and uncertainties include but are not limited to the ability to procure, properly price, retain and successfully complete projects, and changes in products and competition. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. Readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.

Contact:
At the Company:
Michael Toups, Chief Financial Officer
U.S. Office +1 727-641-1357
P.R.C. Tel. +86 186 0125 0891

Investor Relations:
Dave Gentry
RedChip Companies, Inc.
407-644-4256, Ext. 104

Jon Cunningham
407-644-4256, Ext. 107
info@redchip.com
http://www.RedChip.com

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SOURCE: Longwei Petroleum Investment Holding, Ltd.